NOTICE OF ASSIGNMENT

July 24, 2012

Computershare Inc. (formerly known as EquiServe, Inc.)

Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.)

150 Royall Street Canton, MA 02021

Attention:

Computershare Inc. (formerly known as EquiServe, Inc.)

Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) (collectively, “Computershare”)

RE:   Transfer Agency and Service Agreement dated January 1, 2002 (the “Agreement”)

Computershare currently provides transfer agency services for certain Invesco Van Kampen Closed End Funds identified in the Agreement (“IVK Funds”). Each IVK Fund has agreed to redomesticate from a Massachusetts business trust or a Pennsylvania business trust to a Delaware statutory trust by transferring all of its assets and liabilities to a newly formed Delaware statutory trust (“Delaware Trust”) pursuant to an agreement and plan of redomestication (the “Redomestication”), subject to shareholder approval. In connection with the Redomestication, each IVK Fund intends to assign the Agreement to its corresponding Delaware Trust and each Delaware Trust intends to assume the Agreement.

Although not required by the Agreement, this letter serves as notice to Computershare by each IVK Fund of its intent to assign the Agreement to the corresponding Delaware Trust upon approval by shareholders and the consummation of the Redomestication and of the Delaware Trust’s intent to assume the Agreement upon such consummation. The IVK Funds and the Delaware Trusts acknowledge that the Agreement will continue in full force and effect under its current terms and provisions, except for the replacement of the IVK Funds with the Delaware Trusts as parties to the Agreement.

Kindly acknowledge your receipt of this notice by signing below and returning the signed notice in the enclosed envelope. A duplicate copy has been included for your records.

Sincerely,

/s/ John M. Zerr
John M. Zerr
Senior Vice President

Acknowledgement:

Computershare Inc. (formerly known as EquiServe, Inc.)

Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) (collectively, “Computershare”)

On behalf of both entities:

/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration

Date August 20, 2012